FIRST AMENDMENT

                                     TO THE

                              EMPLOYMENT AGREEMENT


         WHEREAS, GBI CAPITAL PARTNERS, INC. (formerly known as GAINES, BERLAND INC.) (the "Company"), a New York corporation, has entered into an employment agreement (the "Agreement") with JOSEPH BERLAND (the "Executive"), dated August 24, 1999;

         WHEREAS, the Company is a wholly-owned subsidiary of GBI Capital Management Corp. (the "Parent"), a Florida corporation;

         WHEREAS, NEW VALLEY CORPORATION ("New Valley"), a Delaware corporation, and Parent have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of February 8, 2001 by which New Valley will acquire beneficial ownership of in excess of 50% of the stock of the Parent (such corporate transaction, the "Acquisition");

         WHEREAS, the Company and the Executive desire to amend the Agreement in order to facilitate the Acquisition;

         WHEREAS, Section 13 of the Agreement provides that no modification of or addition to the Agreement or waiver or cancellation of any provision therein shall be valid except by a signed writing;

         NOW THEREFORE, in consideration of the promises and mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

         1. The term of the Agreement, as set forth in Section 1 of the Agreement, is hereby amended to terminate on the second anniversary of the closing of the Stock Purchase Agreement, subject to earlier termination as provided in the Agreement.

         2. The Executive's title, as set forth in Section 2 of the Agreement, is hereby amended to be Executive Vice President. The Executive will serve as Executive Vice President of the Parent, but will not serve as a director of the Parent nor as an officer or director of any affiliate thereof without the Executive's prior written consent. The Executive agrees to devote substantially his full business time to the performance of his duties hereunder. The Executive shall report to Victor Rivas and Richard Rosenstock.


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         3.       The Executive's annual salary, as set forth in Section 3(A) of the Agreement, is hereby amended to One Hundred and Eighty Thousand Dollars ($180,000).

         4. The Executive shall not participate in the Annual Incentive Bonus Plan and the Special Performance Incentive Plan effective with the end of the commission month in which the closing of the Stock Purchase Agreement occurs. The Executive hereby agrees that the termination of participation under the plans is permitted under the Agreement, and the termination of such participation shall not provide Reason (as defined in the Agreement) under the Agreement.

         5. For the period commencing October 1, 2000 through the end of the commission month in which the closing of the Stock Purchase Agreement occurs, the Executive shall participate in the Bonus Plan and the Incentive Plan on the same basis as he currently participates in such plans on the date hereof.

         6. During the term of the Agreement, (i) the Executive's services shall be rendered primarily from the Company's Manhattan or Bethpage, New York locations unless he consents in writing to another location and the Company will continue to provide office space for the Executive at the Company's offices in Manhattan and Bethpage; (ii) the Company shall continue to pay the Executive's NASD and other regulatory filing fees; (iii) the Company shall continue to provide desk top order execution machinery and related phone-line services to the Executive's South Hampton and Manhattan homes and to update same, from time to time, at the Company's expense, consistent with past practices; (iv) the Executive shall be required to pay charges for trades effected for his personal benefit and those of his family only on the same basis as other senior executives of the Company are charged; (v) if the Company makes any modification (including repricing or accelerated vesting) to the options currently held by Richard Rosenstock similar modifications shall be made to the stock options currently held by the Executive; (vi) any registration or similar rights granted to Richard Rosenstock, from time to time, under the Investor Rights Agreement or otherwise shall likewise be granted to the Executive; (vii) the Executive shall be reimbursed consistent with past practices for all out-of-pocket medical expenses; and (viii) the Executive's annual vacation period, as set forth in Section 5(B) of the Agreement, is hereby amended so that the Executive shall have five weeks of paid vacation annually.

         7. Nothing contained in Section 6(A) shall preclude the Executive from the use of confidential information which relates to customers or clients the Executive is permitted by Section 6(B) to transact business with following the termination of his employment.

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         8.       Section 6(B) is hereby amended to read as follows: "The
                  Executive agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then for a period commencing on the date of termination of the Executive's employment pursuant to this Agreement and ending twelve (12) months thereafter, the Executive shall neither directly and/or indirectly (a) solicit or hire any prior (within six (6) months of termination) or then current employee of the Company, Ladenburg Thalmann & Co. Inc. and/or the Parent nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit or transact any business with any prior (within six (6) months of termination) or then current customer and/or client of the Applicable Entities other than any prior or then current customer or client of the Executive. In addition, the Executive shall not attempt (directly and/or indirectly) to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 6."

         9.       Section 7(A) is hereby amended to add the following sentence:
                  "In addition, Executive's beneficiary and/or dependents shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Executive's employment."

         10.      Section 7(B) is hereby amended to add the following sentence:
                  "In addition, Executive and his dependents, as the case may be, shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Executive's employment."

         11. Clauses (iii) and (iv) of Section 7(C)(i) are hereby amended to read as follows: "or (iii) the continued and willful failure by Executive to substantially and materially perform his material duties hereunder after a reasonable notice and an opportunity to cure same."

         12. Section 7(E) is hereby amended to read as follows: "In the event Executive's employment hereunder shall be terminated by the Executive for Reason or by the Company for other than Cause, Death or Disability: (1) the Executive shall receive as severance pay in a lump sum no later than sixty (60) days following such termination, an amount equal to the salary the Executive would have received for the remaining term of this Agreement had there been no termination, and (2) the Executive's (and his dependents') participation in any and all

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                  life, disability, medical and dental insurance plans shall be continued, or equivalent benefits provided to him or them by the Company, at no cost to him or them, through August 24, 2004, with medical insurance and reimbursement benefits, consistent with past practices, through April 24, 2006.

         13. Section 7(H) is hereby amended to read as follows: "For purposes hereof, a Change of Control shall be deemed to have occurred if a "Change of Control" as defined in the Senior Convertible Promissory Note attached as Exhibit B to the Stock Purchase Agreement has occurred." The Executive hereby agrees that the Acquisition and the other transactions contemplated by the Stock Purchase Agreement shall not constitute a Change of Control under the Agreement.

         14. In the event the Executive's employment is terminated due to Disability, by the Executive without Reason or by the Company for Cause, in addition to, and without duplication of, any other payments or other benefits currently provided in the Agreement, the Executive shall be entitled to all salary earned through the date of termination of his employment. In addition, Executive's beneficiary and/or dependents shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Executive's employment.

         15. Any references in the Agreement to benefits to be provided to the Company's executive officers shall also include benefits provided to Ladenburg's executive officers.

         16. To the extent Section 8 of the Agreement is inconsistent with the Indemnification Agreement dated February 7, 2001 between the Executive and the Company, the Indemnification Agreement shall prevail.

         17. Section 2 is hereby amended to add the following: "(C) Charitable and Other Activities: The Executive shall be allowed, to the extent such activities do not substantially interfere with the performance of his duties and responsibilities hereunder, (i) to manage his personal, financial and legal affairs, (ii) to be engaged in civic, charitable, religious and educational activities, and (iii) to serve on corporate boards with the prior written approval of the Company's board."

         18. This First Amendment to the Agreement shall become effective only upon the closing of the Stock Purchase Agreement. This First Amendment to the Agreement shall become null and void on the termination of the Stock Purchase Agreement prior to the consummation of the transactions contemplated thereby.

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         IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Agreement as of February 8, 2001.

         GBI CAPITAL PARTNERS, INC.

        /s/ Richard J. Rosenstock                  /s/ Joseph Berland
         -----------------------------             ------------------------
           Name:  Richard J. Rosenstock            JOSEPH BERLAND,
           Title:                                  EXECUTIVE